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                                                                     EXHIBIT 3.2

                              SABA SOFTWARE, INC.

                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION


        SABA SOFTWARE, INC., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

        1. The name of the corporation is Saba Software, Inc., the original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on April 16, 1997, under the name of Saba Software, Inc.

        2. Pursuant to Section 242 and 245 of the General Corporation Law of the State of Delaware, this Amended and Restated Certificate of Incorporation restates and amends the provisions of this corporation's Certificate of Incorporation.

        3. The terms and provisions of this Amended and Restated Certificate of Incorporation have been duly approved by vote of the required number of shares of each outstanding class of stock of this corporation pursuant to Subsection 242 of the General Corporation Law of the State of Delaware.

        4. The text of the Amended and Restated Certificate of Incorporation is hereby restated and amended to read in its entirety as set forth in Exhibit A attached hereto.

        IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been signed this ____ day of ____________ 2000.

                                            SABA SOFTWARE, INC.


                                            ------------------------------------
                                            Babak Yazdani, President and
                                            Chief Executive Officer

                                            ATTEST:


                                            ------------------------------------
                                            Peter E. Williams III, Secretary

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                                    EXHIBIT A

                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                             OF SABA SOFTWARE, INC.,
                             A DELAWARE CORPORATION



                                        I

        The name of this corporation is Saba Software, Inc.


                                       II

        The address of the registered office of the corporation in the State of Delaware is 1013 Centre Road, in the City of Wilmington, County of New Castle, 19805. The name of its registered agent at such address is Corporation Service Company.


                                       III

        The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.


                                       IV

        This corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the corporation is authorized to issue is Two Hundred Five Million (205,000,000) shares, Two Hundred Million (200,000,000) shares of which shall be Common Stock (the "Common Stock") and Five Million (5,000,000) shares of which shall be Preferred Stock (the "Preferred Stock"). The Common Stock shall have a par value of $0.001 per share and the Preferred Stock shall have a par value of $0.001 per share.

        The Preferred Stock authorized by this Amended and Restated Certificate of Incorporation may be issued from time to time in one or more series. Subject to applicable protective voting rights which have been or may be granted to the Preferred Stock, the Board of Directors is authorized to determine or alter any or all of the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock, and to fix, alter or reduce the number of shares comprising any such series (but not below the number of such shares outstanding for any such series) and the designation thereof, or any of them, and to provide for rights and terms of redemption or conversion of the shares of any such series.


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                                        V

        The corporation is to have perpetual existence.


                                       VI

        Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as a consequence of such compromise or arrangement, the same compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.


                                       VII

        For the management of the business and for the conduct of the affairs of the corporation, and in further definition, limitation, and regulation of the powers of the corporation and of its directors and of its stockholders or any class thereof, as the case may be, it is further provided:


        1. The management of the business and the conduct of the affairs of the corporation shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed by, or in the manner provided in, the Bylaws. The phrase "whole Board" and the phrase "total number of directors" shall be deemed to have the same meaning, to wit, the total number of directors which the corporation would have if there were no vacancies. No election of directors need be by written ballot, unless the Bylaws of the corporation shall so provide.

        2. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to adopt, alter, amend or repeal the Bylaws of the corporation.

        3. Whenever the corporation shall be authorized to issue only one class of stock, each outstanding share shall entitle the holder thereof to notice of, and the right to vote at,


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any meeting of stockholders. Whenever the corporation shall be authorized to issue more than one class of stock, no outstanding share of any class of stock which is denied voting power under the provisions of the Certificate of Incorporation shall entitle the holder thereof to the right to vote at any meeting of stockholders except as the provisions of paragraph (2) of subsection
(b) of Section 242 of the General Corporation Law of the State of Delaware shall otherwise require; provided, that no share of any such class which is otherwise denied voting power shall entitle the holder thereof to vote upon the increase or decrease in the number of authorized shares of said class.

                                      VIII

        At the election of directors of the corporation, each holder of stock of any class or series shall be entitled to one vote for each share held. No stockholder will be permitted to cumulate votes at any election of directors.

        The number of directors which constitute the whole Board of Directors of the corporation shall be fixed exclusively by one or more resolutions adopted from time to time by the Board of Directors. The Board of Directors shall be divided into three classes designated as Class I, Class II, and Class III, respectively. Directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the Board of Directors. At the first annual meeting of stockholders following the date hereof, the term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three years. At the second annual meeting of stockholders following the date hereof, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years. At the third annual meeting of stockholders following the date hereof, the term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting.

        Vacancies created by newly created directorships, created in accordance with the Bylaws of this Corporation, may be filled by the vote of a majority, although less than a quorum, of the directors then in office, or by a sole remaining director.


                                       IX

        The personal liability of the directors of the corporation is hereby eliminated to the fullest extent permitted by the provision of paragraph (7) of subsection (b) of Section 102 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented.

        The corporation shall, to the fullest extent permitted by the provisions of Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw,


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agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such person.

        Neither any amendment nor repeal of this Article IX, nor the adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with this Article IX, shall eliminate or reduce the effect of this
Article IX in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article IX, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

                                        X

        Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the corporation.

        The stockholders of the corporation may not take any action by written consent in lieu of a meeting, and must take any actions at a duly called annual or special meeting of stockholders and the power of stockholders to consent in writing without a meeting is specifically denied.


                                       XI

        Advance notice of new business and stockholder nominations for the election of directors shall be given in the manner and to the extent provided in the Bylaws of the Corporation.


                                       XII

        Notwithstanding any other provisions of this Amended and Restated Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of the capital stock required by law or this Amended and Restated Certificate of Incorporation, the affirmative vote of the holders of at least two-thirds (2/3) or the combined voting power of all the then-outstanding shares of the corporation entitled to vote shall be required to alter, amend or repeal Articles VIII, IX, X or XI hereof, or this Article XII, or any provision hereof or thereof.


                                      XIII

        From time to time any of the provisions of this Certificate of Incorporation may be amended, altered, or repealed, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in the manner and at the time prescribed


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by said laws, and all rights at any time conferred upon the stockholders of the corporation by this certificate of incorporation are granted subject to the provisions of this Article XIII.

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